Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2013, except for Note 16, as to which the date is April 1, 2013, in Amendment No. 2 to the registration statement (Form S-1 No. 333-187153) and related Prospectus of Omthera Pharmaceuticals, Inc. dated April 1, 2013.

/s/ Ernst & Young LLP

MetroPark, New Jersey
April 1, 2013